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                                                                   EXHIBIT 12(a)

                                PULTE HOMES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                     Years Ended December 31,              Six Months Ended June 30,
                                                   ------------------------------------------------------  ------------------------
                                                     1998        1999       2000        2001       2002       2002        2003
                                                   ---------  ---------  ---------   ---------  ---------   ---------   ---------
Earnings:
Income from continuing operations before taxes     $ 165,814  $ 286,405  $ 355,096   $ 491,787  $ 728,822   $ 260,756   $ 335,992
Add:
Fixed Charges                                         59,544     66,851     78,599     137,982    185,372      89,007      98,764
Amortization of Capitalized Interest                  20,164     25,187     28,019      36,006     48,697      19,890      28,512
Subtract:
Capitalized Interest                                 (21,801)   (27,923)   (33,129)    (80,399)  (123,086)    (58,742)    (66,495)
Earnings of 50% or less owned affiliates              (2,025)    (8,967)    (9,628)    (13,546)   (12,418)     (6,929)    (13,135)
                                                   ---------  ---------  ---------   ---------  ---------   ---------   ---------
Income as adjusted                                 $ 221,696  $ 341,553  $ 418,957   $ 571,830  $ 827,387   $ 303,982   $ 383,638
                                                   ---------  ---------  ---------   ---------  ---------   ---------   ---------

Fixed Charges:
Interest expensed and capitalized                     52,754     59,551     70,227     125,949    169,255      81,124      90,634
Portion of rents representative of interest factor     6,790      7,300      8,372      12,033     16,117       7,883       8,130
                                                   ---------  ---------  ---------   ---------  ---------   ---------   ---------
Fixed charges                                      $  59,544  $  66,851  $  78,599   $ 137,982  $ 185,372   $  89,007   $  98,764
                                                   ---------  ---------  ---------   ---------  ---------   ---------   ---------
                                                   ---------  ---------  ---------   ---------  ---------   ---------   ---------
Ratio of earnings to fixed charges                      3.72       5.11       5.33        4.14       4.46        3.42        3.88
                                                   =========  =========  =========   =========  =========   =========   =========